Unica Announces Results for Fiscal 2006 Second Quarter
WALTHAM, Mass — May 2, 2006 — Unica® Corporation (NASDAQ: UNCA), a leading global provider of Enterprise Marketing Management (EMM) solutions, today announced financial results for its fiscal second quarter ended March 31, 2006.
For the second quarter of fiscal 2006, Unica reported record total revenue of $18.8 million, an increase of 23% compared with the second quarter of fiscal 2005. License revenue increased 21% to $8.5 million and maintenance and services revenue increased 25% to $10.3 million from the prior year quarter. For the second quarter of fiscal 2006, maintenance revenue was $8.0 million, an increase of 32% from the prior year quarter, and services revenue was $2.3 million, an increase of 6% from the prior year quarter.
Yuchun Lee, chief executive officer of Unica Corporation, stated, “During the second quarter, Unica continued to deliver strong financial results while managing two strategic acquisitions and transitioning our financial executive leadership.” Lee added, “We are optimistic about the long-term future for Unica. Customer and industry analyst response to our strategic direction is very positive, and we believe we remain in the early stage of a large market opportunity. In particular, we plan to increase our resources dedicated to the rapidly growing internet marketing sector, which is intended to further differentiate Unica and extend our leadership position in the core EMM market.”
For the second quarter of fiscal 2006, Unica reported a loss from operations, in accordance with generally accepted accounting principles (GAAP), of $3.3 million due to the purchase accounting impact associated with the acquisition of Sane Solutions. GAAP loss from operations in the second fiscal quarter included a $4.0 million write-off of in-process R&D related to the Sane acquisition, $577,000 of non-cash stock compensation expense, and $286,000 of amortization of intangibles associated with acquisitions. GAAP net loss for the fiscal second quarter of 2006 was $1.7 million, resulting in a GAAP net loss per share of $0.09, compared to a GAAP net income per diluted share of $0.03 for the same period last year.
For the second quarter of fiscal 2006, non-GAAP income from operations, which excludes the write-off of in-process R&D, stock-based compensation expense and amortization of intangibles arising from business combinations, was $1.6 million, or 8.6% of revenue. Based on an estimated 32% non-GAAP effective tax rate, non-GAAP net income was $1.5 million in the second quarter of fiscal 2006, leading to non-GAAP diluted earnings per share of $0.07. This was an increase from non-GAAP diluted earnings per share of $0.06 in the same period last year. Non-GAAP diluted earnings per share assumes the conversion of Unica’s preferred stock into common shares for the fiscal second quarter of 2005.

A reconciliation of GAAP to non-GAAP results has been provided in the financial statement tables included in this press release. An explanation of these measures is also included below under the heading “Non-GAAP Financial Measures.”
At March 31, 2006 Unica had cash, cash equivalents, and short-term investments of $39.4 million, a decrease from $57.0 million at December 31, 2005 primarily due to $21.7 million in cash paid for the acquisition of Sane Solutions, which closed on March 22, 2006. The Company generated $3.0 million in cash from operations in the three months ended March 31, 2006. At March 31, 2006, deferred revenue was $29.3 million a 21% increase year over year.
Ralph Goldwasser, chief financial officer of Unica, stated, “We continue to deliver solid year-over-year growth in revenue and non-GAAP profitability. In addition, for the first six months of fiscal 2006, Unica has generated $7.5 million in cash from operations, which is twice the level of non-GAAP net income.”
Goldwasser added, “In addition to increased investments in our internet marketing business, in the second half of fiscal 2006, we expect increases in G&A expenses relating to Sarbanes-Oxley 404 compliance efforts to be higher than previously estimated.”
Additional Second-Quarter Business Highlights:
•	Acquired Sane Solutions, a privately-held provider of web analytics software for internet marketing. The acquisition positions Unica as the only vendor with leading solutions in both internet marketing and core EMM — (campaign management, marketing resource management, data mining and lead management).

•	Continued to achieve success and growth with industry leaders across a broad range of vertical markets, including Automotive, Business Services, Financial, Internet Retail, Technology, Travel and Entertainment. New customers from these sectors include Staples Business Depot in Canada, Fresh Direct, Chelsea Football Club in the UK, one of the top luxury vehicle makers in the U.S., and one of the world’s leading suppliers of infrastructure software.

•	Positioned in the “Leaders” quadrant of Gartner, Inc.’s “Magic Quadrant for Multi-channel Campaign Management, 1Q06.” Gartner describes “Leaders” as “above average for overall campaign management performance — for basic and advanced campaign management, as well as integration with e-marketing.”[1]

•	Recognized by Forrester Research as the sole “Leader” in its industry report written by Elana Anderson, “The Forrester Wave: Enterprise Marketing Platforms, Q1 2006.” Unica is top-ranked in several areas including application usability, installed base, customer references, campaign management, product and corporate strategy, financials, and cost. The Company’s Affinium® Suite also received high ratings for marketing planning and resource management, and interaction planning and lead management capabilities. [2]

•	Announced the availability of Affinium Detect for event-based marketing, and enhancements to its Affinium Leads product, including Affinium Leads Referral and Affinium Leads Contact. These products were new releases and enhancements of the former MarketSoft Software Corporation products for event-detection, customer alerting, and lead management.
Financial Outlook
Outlook for the quarter ending June 30, 2006, and update for the fiscal year ending September 30, 2006:
Third Quarter of Fiscal 2006
•	Revenue: Targeting $21.5 million with a certain amount of variability
•	Non-GAAP Operating Income: Expected to be $1.5 million with a certain amount of variability
•	Non-GAAP Diluted Earnings Per Share: Expected to be $0.06 based on an estimated weighted average of 20.5 million shares outstanding and an estimated non-GAAP effective tax rate of 35%
Fiscal Year 2006
•	Revenue: Targeting $81 million to $82 million
•	Non-GAAP Operating Income: Expected to be between $7.6 million and $8.1 million
•	Non-GAAP Diluted Earnings Per Share: Expected to be between $0.30 and $0.32, based on an estimated weighted average of 20.5 million shares outstanding and an estimated non-GAAP effective tax rate of 34%
The preceding information with respect to non-GAAP operating income and earnings per share excludes the write-off of in-process R&D related to the Sane acquisition, amortization of intangibles arising from business combinations, stock-based compensation expense related to stock options granted at less than fair value of Unica’s common stock, and stock-based compensation expense related to Statement of Financial Accounting Standards 123R, which Unica adopted commencing with the first quarter of fiscal 2006. Operating income and earnings per share estimates in accordance with GAAP are not being provided because Unica is unable to forecast accurately the number and timing of compensatory equity grants for the third quarter of fiscal 2006 or the full fiscal year 2006 and therefore cannot predict the amount of stock-based compensation expense that will be incurred during those periods.
Conference Call Details
Unica will discuss its quarterly results and related matters via teleconference today, May 2, 2006, at 5:00 p.m. (EDT). To access this call, dial 800-811-8824 (domestic) or 913-981-4903 (international). A replay of this conference call will be available for a limited time at 888-203-1112 (domestic) or 719-457-0820 (international). The replay passcode is 9562043. A live webcast of this conference call will also be available on the Investor Relations page of the Company’s web site at www.unica.com.

Non-GAAP Financial Measures
Unica has provided in this release selected financial information that has not been prepared in accordance with GAAP. This information includes historical and estimated future non-GAAP operating income, net income, effective tax rate, and earnings per share. Unica uses these non-GAAP financial measures internally in analyzing its financial results and believes they are useful to investors, as a supplement to GAAP measures, in evaluating Unica’s ongoing operational performance. Unica believes that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends, and in comparing its financial results with other companies in Unica’s industry, many of which present similar non-GAAP financial measures to investors. As noted, the non-GAAP financial results discussed above exclude the effect of the write-off of in-process R&D related to the Sane acquisition, amortization of intangibles arising from business combinations, stock-based compensation expense and assumes the conversion of Unica’s preferred stock into common stock for the three and six months ended March 31, 2005.
Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measure as detailed above. As previously mentioned, a reconciliation of GAAP to non-GAAP results has been provided in the financial statement tables included in this press release.
About Unica
Unica® Corporation is a leading global provider of EMM software designed to help businesses increase their revenues and improve the efficiency and measurability of their marketing operations. Unica focuses exclusively on the needs of marketing organizations and its Affinium® software addresses the principal functions of EMM including marketing and customer analytics, demand generation and marketing resource management. More than 300 companies in a wide range of industries use Affinium to manage the complexities and processes of marketing and to facilitate the operations of a customer-centric business. Unica’s customers include ABN AMRO, Capital One, Choice Hotels, Comcast, Lands’ End, Nordstrom, Reader’s Digest, Scotiabank and Vodafone. Unica has offices across the United States, including its corporate headquarters in Waltham, Massachusetts, as well offices in the United Kingdom, France, Germany, Singapore and India. For more information, call 781-839-8000 or visit www.unica.com.
Note to Editors: Copyright 2006 Unica Corporation. Unica, the Unica logo, and Affinium are registered trademarks of Unica Corporation. All other product names, service marks, and trademarks mentioned herein are trademarks of their respective owners.

Forward-looking Statements
Information provided in this press release contains forward-looking statements that relate to future events and the future financial performance of Unica. These forward-looking statements are based upon Unica’s historical performance and its current plans, estimates and expectations, and are not a representation that such plans, estimates, or expectations will be achieved. These forward-looking statements represent Unica’s expectations as of the date of this press announcement. Subsequent events may cause these expectations to change, and Unica disclaims any obligation to update or revise the forward-looking statements in the future. Matters subject to forward-looking statements involve known and unknown risks and uncertainties, including but not limited to the possibility that the market for enterprise software does not develop as anticipated; lower than expected sales due to competitive factors; the timing of Unica’s customers’ purchasing decisions or other factors; the long sales cycle for Unica’s software; a failure by Unica to develop new software products and enhance existing products; failure to retain key staff; a failure by Unica to maintain historical maintenance renewal rates; difficulties that the Company may encounter in its integration of acquired companies; customer and industry analyst response to Unica’s strategic direction may change; perceived market opportunities may change or not exist; the Company may choose to reallocate resources currently intended to be dedicated to the internet marketing sector; the internet marketing sector may not grow as quickly as Unica expects; the Company’s strategy of differentiating itself through expanding its presence in the internet marketing sector may not result in extending its leadership position in the EMM market; the Company may not continue to deliver year-over-year growth in revenue and profitability; the Company may not continue to generate cash from operations; the Company’s financial projections may be incorrect; costs and expenses, particularly those related to Sarbanes-Oxley compliance may continue to increase; and failure to properly protect Unica’s proprietary rights and intellectual property may damage the Company. These and other factors listed in the Annual Report on Form 10K for the fiscal year ended September 30, 2005 and in its Form 10-Q for the three months ended December 31, 2005 under “Risk Factors” could cause Unica’s performance or achievements to be materially different from those expressed or implied by the forward-looking statements. These filings are available on a web site maintained by the SEC at http://www.sec.gov.
Contacts:

MEDIA:	INVESTORS:

Stefan Spazek	Kori Doherty
Greenough Communications	Integrated Corporate Relations
617-275-6547	617-217-2084
sspazek@greenoughcom.com	kdoherty@icrinc.com
Source: Unica Corporation
1 Gartner Research “Magic Quadrant for Multi-channel Campaign Management” by Adam Sarner, March 30, 2006.
2 The Forrester Wave™: Enterprise Marketing Platforms, Q1 2006 by Elana Anderson (February 3, 2006).

UNICA CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2005	2006	2005	2006
Revenue:
License	$6,995	$8,454	$13,942	$16,998
Maintenance and services	8,317	10,387	16,003	19,438

Total revenue	15,312	18,841	29,945	36,436

Cost of revenue:
License	212	318	413	589
Maintenance and services	2,665	3,362	4,989	6,208

Total cost of revenue (1)	2,877	3,680	5,402	6,797

Gross profit	12,435	15,161	24,543	29,639

Operating expenses: (1)
Sales and marketing	6,756	7,543	13,464	14,505
Research and development	2,820	4,022	5,410	7,384
General and administrative	1,612	2,674	3,050	4,951
In-process research and development	—	4,037	—	4,037
Amortization of intangible assets	119	165	236	273

Total operating expenses	11,307	18,441	22,160	31,150

Income (loss) from operations	1,128	(3,280)	2,383	(1,511)

Other income (expense), net	(3)	534	285	955

Income (loss) before provision for income taxes	1,125	(2,746)	2,668	(556)
Provision for (benefit from) income taxes	394	(1,003)	934	(247)

Net income (loss)	$731	$(1,743)	$1,734	$(309)

Net income (loss) per common share (2):
Basic	$0.03	$(0.09)	$0.09	$(0.02)

Diluted	$0.03	$(0.09)	$0.08	$(0.02)

Weighted average common shares outstanding:
Basic	9,841	19,116	9,734	19,011

Diluted	11,358	19,116	11,373	19,011

(1) Amounts include stock-based compensation, as follows:
Cost of maintenance and services revenue	$25	$52	$50	$71
Sales and marketing expense	49	140	92	209
Research and development expense	24	99	48	240
General and administrative expense	33	286	60	472

Total stock-based compensation expense	$131	$577	$250	$992

(2)	Under the two-class method, in accordance with SFAS No. 128, Earnings Per Share, basic net income per share for the three and six months ended March 31, 2005 was computed by dividing the net income applicable to common stockholders by the weighted-average number of common shares outstanding for the fiscal period. Diluted net income per share for the three and six months ended March 31, 2005 was computed using the more dilutive of (a) the two-class method and (b) the if-converted method. The Company allocates net income first to preferred stockholders based on dividend rights under the Company’s charter and dividends paid, and then to preferred and common stockholders, pro rata, based on ownership interests. For the three and six months ended March 31, 2005, the application of the two-class method was more dilutive than the if-converted method. For the three and six months ended March 31, 2006, the Company only had class of security outstanding — common stock. Diluted net income per share gives effect to all potentially dilutive securities, including stock options using the treasury stock method. The following is a reconciliation of net income to net income applicable to common stockholders for the calculation of diluted earnings per share.

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2005	2006	2005	2006
Net income (loss)	$731	$(1,743)	$1,734	$(309)
Accretion of preferred stock dividend and allocation of net income to preferred stockholders	(378)	—	(828)	—

Net income (loss) applicable to common stockholders, diluted	$353	$(1,743)	$906	$(309)

UNICA CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
(in thousands)

	As of	As of
	September 30,	March 31,
	2005	2006
ASSETS
Current Assets:
Cash and cash equivalents	$43,754	$30,102
Restricted cash	144	244
Short-term investments	16,171	9,040
Accounts receivable, net	15,220	15,739
Purchased customer receivables	—	1,030
Prepaid expenses and other current assets	1,929	3,137

Total current assets	77,218	59,292
Property and equipment, net	1,630	2,116
Purchased customer receivables, long-term	—	1,908
Intangible assets, net	253	8,672
Goodwill	2,337	20,192
Other assets	166	1,960

Total assets	$81,604	$94,140

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,356	$2,352
Accrued expenses	9,241	12,500
Short-term deferred revenue	21,323	25,166

Total current liabilities	31,920	40,018
Long-term deferred revenue	3,311	4,149

Total liabilities	35,231	44,167

Stockholders’ equity:
Common stock	189	194
Additional paid-in capital	45,281	49,041
Deferred stock-based compensation	(354)	(214)
Retained earnings	1,097	788
Accumulated other comprehensive income	160	164

Total stockholders’ equity	46,373	49,973

Total liabilities and stockholders’ equity	$81,604	$94,140

UNICA CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
(in thousands)

	Six Months Ended March 31,
	2005	2006
Cash flow from operating activities:
Net income (loss)	$1,734	$(309)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	375	475
Amortization of intangible assets	236	394
In-process research and development charge	—	4,037
Non-cash stock based compensation charge	250	992
Changes in operating assets and liabilities:
Accounts receivable, net	(1,185)	504
Prepaid expenses and other current assets	116	(375)
Other assets	14	(1,428)
Accounts payable	2	591
Accrued expenses	(485)	(1,238)
Deferred revenue	3,910	3,890

Net cash provided by operating activities	4,967	7,533

Cash flows from investing activities:
Purchases of property and equipment, net of acquisitions	(668)	(661)
Cash paid for acquisitions	—	(28,286)
Increase in restricted cash	—	(96)
Proceeds from sale and maturity of short-term investments	—	15,146
Purchase of short-term investments	—	(8,014)

Net cash used in investing activities	(668)	(21,911)

Cash flows from financing activities:
Payment of deferred offering costs	(1,038)	—
Proceeds from exercise of stock options	532	719

Net cash (used in) provided by financing activities	(506)	719

Effect of foreign currency on cash and cash equivalents	(36)	7

Net increase (decrease) in cash and cash equivalents	3,757	(13,652)
Cash and cash equivalents at the beginning of period	23,773	43,754

Cash and cash equivalents at the end of period	$27,530	$30,102

UNICA CORPORATION AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(unaudited)
(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2005	2006	2005	2006
Non-GAAP financial measures and reconciliation:
GAAP income (loss) from operations	$1,128	$(3,280)	$2,383	$(1,510)
Add: Stock-based compensation	131	577	250	992
Add: In-process research and development and amortization of intangible assets	119	4,323	236	4,431

Non-GAAP income from operations	$1,378	$1,620	$2,869	$3,913

GAAP net income (loss)	$731	$(1,743)	$1,734	$(309)
Less: Difference in tax rate (3)	—	(123)	—	(60)
Add: Stock-based compensation, net of tax (3)	85	392	163	661
Add: In-process research and development and amortization of intangible assets, net of tax (3)	77	2,940	153	2,951

Non-GAAP net income	$893	$1,466	$2,050	$3,243

Diluted non-GAAP net income per share (4)	$0.06	$0.07	$0.13	$0.16

Shares used in per share calculation:
Diluted	15,496	20,508	15,541	20,265

(3) The non-GAAP effective tax rates for the three and six months ending March 31, 2006 were 32% and 33.4%, respectively, compared to a tax benefit of 36.5% and 44.4%, respectively, on a GAAP basis. The calculation of non-GAAP tax provision excludes the write-off of in-process research and development, amortization of intangibles arising from business combinations and stock-based compensation expense.
(4) Non-GAAP weighted average shares outstanding for the three and six months ended March 31, 2005 assumes the conversion of Unica’s preferred stock into 4,083 shares of common stock. As a result, earnings applicable to common shareholders are not affected by the accretion of preferred stock dividends, or allocation of earnings to preferred stockholders, as in the computation of GAAP EPS.
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